Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 15, 2023 relating to the financial statements of Eversource Energy and the effectiveness of Eversource Energy’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Eversource Energy for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Hartford, CT

October 11, 2023